Exhibit 4

$6,434,681

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE "BLUE SKY" SECURITIES LAWS OR REGULATIONS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A REGISTRATION STATEMENT WITH RESPECT TO THESE SECURITIES IN EFFECT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, OR, TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATIVE TO THE DISPOSITION OF SECURITIES), OR AN OPINION OF COUNSEL SATISFACTORY TO MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

                 CONVERTIBLE, SECURED, NON-NEGOTIABLE DEBENTURE

         FOR VALUE RECEIVED, GLOBAL SPILL MANAGEMENT, INC., a Nevada corporation (hereinafter called "Maker"), hereby promises to pay to LITCHFIELD CONTINENTAL, LTD., a British Virgin Islands corporation (hereinafter called the "Holder"), the principal sum of Six Million Four Hundred Thirty-Four Thousand Six Hundred Eighty-One Dollars, U.S., ($6,434,681), without interest. The outstanding principal of this Debenture and any and all other amounts due hereunder shall be due on the fifth (5th) anniversary of the date hereof (the "Maturity Date"), provided, however, Holder may extend the Maturity Date indefinitely in order to permit Holder to convert the remaining principal balance hereof into Maker's Common Stock (as defined below).

                                   ARTICLE ONE

                                   CONVERSION

         1.1  Conversion.

                  (a) Subject as set forth below, Holder shall have the right, at Holder's option, at any time or from time to time, to convert the principal amount hereof or a stated portion thereof in increments of ten percent (10%) of the original principal amount hereof ("Conversion Price") into fully paid and non-assessable shares of Maker's common stock (hereinafter referred to as the "Common Stock"), in accordance with this Article One.

                  (b) Each conversion of ten percent (10%) of the principal sum hereof will entitle Holder to receive an amount of Maker's Common Stock representing eight percent (8.0%) of all of Maker's then issued and outstanding Common Stock excluding any shares previously issued pursuant to the exercise of any


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conversion rights hereunder; provided, however, no fractional shares shall be issued. Holder may not exercise its right of conversion until after March 31, 1999, and Holder may do so over a period of five years and only in increments of ten percent (10%) of the principal amount of this Debenture.


         1.2  Exercise of Conversion Rights.

                  (a) In order to exercise the conversion privilege, Holder shall notify Escrow Agent (as defined in Paragraph 4.2 hereof) in writing that Holder elects to convert the stated principal amount hereof, or any portion thereof constituting at least ten percent (10%) thereof. Such notice shall include instructions to Escrow Agent as to how to surrender this Debenture. Alternatively, if all conversion rights are not exercised simultaneously, Escrow Agent shall retain this Debenture after the initial, partial exercise of the conversion rights and, in order to exercise later conversion privileges, Holder shall deliver to Escrow Agent an appropriate amendment to this Debenture decreasing the principal sum hereof by the percentage designated in the notice delivered therewith. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued and the effective date of the conversion itself. Upon surrender for conversion, this Debenture shall be accompanied by proper assignment for transfer, unless the shares of Common Stock issuable upon conversion are to be issued in the same name as the Holder.

                  (b) As promptly as practicable after the receipt of such notice and the surrender of this Debenture, but subject to subsection 1.4 hereof, Maker shall issue and deliver or cause to be issued to Holder or, on such Holder's written order, to such other person designated by Holder, and delivered to Escrow Agent a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock issuable upon conversion of this Debenture. Certificates evidencing the shares of Common Stock issued upon conversion of this Debenture shall bear a restrictive legend (to the extent applicable) unless such shares have been registered under the Act. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by Maker and this Debenture shall have been surrendered (the "Conversion Date"), and at such time the rights of Holder shall cease with respect to the portion of principal converted and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented unless the stock


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transfer books of Maker shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record on the next succeeding day on which such stock transfer books are open. In any event, such conversion shall be at the Conversion Price and for the number of converted shares issuable on the Conversion Date.

                  (c) Concurrently with the delivery of the shares of Common Stock as provided herein, Maker shall execute and deliver to the Escrow Agent a new Debenture (or, in lieu thereof, Holder shall execute and deliver to Escrow Agent an amendment hereto) reflecting a change in principal amount equal to the unconverted portion, if any, of this Debenture, but otherwise identical thereto. Upon receipt thereof, Escrow Agent shall retain the Note and any amendments thereto and shall deliver to Holder the Common Stock held in escrow pursuant to Paragraph 1.2(b), above.

                  (d) Notwithstanding anything to the contrary contained herein, the following shall be conditions precedent to Holder's right to exercise the conversion rights described herein: a duly noticed special meeting of Maker's shareholders shall have occurred at which (A) such shareholders elect Holder's nominees to Buyer's Board of Directors, and (B) Maker's corporate name is changed to "Biofarm, Inc.". Until satisfaction of the foregoing conditions precedent, Holder shall have no conversion rights hereunder.

         1.3 Fractional Shares. Fractional shares of Common Stock (or scrip representing such fractional shares) will not be issued upon conversion but, in lieu thereof, Maker will pay Holder a cash adjustment based on the Conversion Price.

         1.4 Limitation on Resale. Holder, by Holder's acceptance hereof, acknowledges that Holder is aware that the shares of Common Stock issuable to Holder by Maker upon conversion of the principal amount of this Debenture, or any portion hereof, have not been registered under the Act. In this connection, Holder represents and warrants to Maker that Holder has acquired this Debenture, and, upon conversion of the principal amount of this Debenture, or any portion hereof, Holder will be acquiring the shares of Common Stock, for investment and not with a view to or for sale in connection with any distribution of this Debenture or said shares of Common Stock, or with any intention of distributing or selling this Debenture or said shares of Common Stock. In furtherance thereof, Holder hereby covenants and agrees for a period of one (1) year from the Conversion Date not to sell, assign, transfer, give, pledge, mortgage, alienate, hypothecate, encumber, or dispose of any shares or any right or interest in any shares of Common Stock acquired upon the conversion in whole or in part of the principal amount of this

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Debenture, pursuant to the
provisions hereof; provided, however, Holder may make such a transfer, etc., to any "affiliate" or "associate", as such terms are defined in the Securities Act of 1933.

         1.5 Adjustment for Dividends and Distributions. If Maker shall, at any time before the Conversion Date, (A) issue a dividend in shares of its Common Stock, (B) combine the outstanding shares of the Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of the Common Stock, or
(D) reclassify the shares of its Common Stock, then, in any such event, the number of shares of its Common Stock to be delivered to Holder after an election to convert shall be adjusted so that Holder shall be entitled to receive such number of shares of the Common Stock as Holder would have been entitled to receive if the Conversion Date had occurred prior to the happening of such event. No adjustment shall be necessary as a result of the issuance of shares of Common Stock upon conversion hereof by Holder.

                                   ARTICLE TWO

                             REGARDING COMMON STOCK

         2.1 Shares Outstanding. Maker's authorized capital Stock consists of Twenty-Five Million (25,000,000) shares of Common Stock, $.001 par value, and Five Thousand (5,000) shares of Preferred Stock, $100.00 par value, of which four million two hundred eleven thousand nine hundred and thirty (4,211,930) shares of Common Stock and no Preferred Stock are outstanding as of this date.

         2.2 Authorized Shares. Maker covenants that during the period the conversion right exists, Maker will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Stock upon the conversion of this Debenture. Maker agrees that its issuance of this Debenture shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of all or any portion of the principal amount of this Debenture.

                                  ARTICLE THREE

                                EVENTS OF DEFAULT

         3.1  Events of Default.

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                  (a) Any one or more of the following shall constitute an Event of Default under this Debenture:

                           (1) If all or any substantial part of Maker's assets
are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer, receiver, custodian or assignee and the same are not released, discharged or bonded against within sixty (60) days thereafter;

                           (2) If Maker shall (i) file a petition in bankruptcy
or a petition to take advantage of any insolvency act, (ii) become insolvent, make or send notice of a bulk sale of its assets or make an assignment for the benefit of its creditors, (iii) consent to the appointment of a custodian or receiver of itself or of the whole or any substantial part of its property, (iv) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any other jurisdiction.

                           (3) If a petition in bankruptcy shall be filed
against Maker which is not discharged within ninety (90) days after filing;

                           (4) If Maker is enjoined, restrained or in any way
prevented by court order or administrative proceeding from continuing to conduct, and such enjoinment or restraint is not removed within ninety (90) days or Maker otherwise ceases to conduct, all or a material part of its business; or

                           (5) If a notice of lien, levy or assessment is filed
of record with respect to all or any part of Maker's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entitles becomes a lien, whether inchoate or otherwise, upon all or any material part of Maker's assets; provided that this subsection shall not apply during any time period in which Maker is contesting in good faith any lien, notice of lien, levy or assessment, or has bonded therefor.

                  (b) Upon the occurrence of any such Event of Default, Holder may at its sole option declare the entire balance of principal of this Debenture immediately due and payable, whereupon, as Holder's sole and exclusive remedy, Holder shall be entitled to the return of the stock of Biofarm S.A., a Romanian corporation, which, by assignment of even date, Holder


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transferred to Maker, and which stock ("Biofarm Stock") has been pledged by
Maker to Holder as security for this Debenture. In no event shall Holder be entitled to seek or obtain monetary damages against Maker arising out of Maker's default under this Debenture. Maker's liability hereunder shall be enforceable only by return of the Biofarm Stock and the lien of any judgment against Maker in any proceeding instituted on or in connection with this Debenture shall not extend to any other property of Maker now or hereafter owned.


                                  ARTICLE FOUR

                                    SECURITY

         4.1 Security. As collateral for performance of Maker's obligations hereunder, Maker hereby grants and pledges to Holder a continuing security interest in the Biofarm Stock, and Escrow Agent shall hold stock certificates or other appropriate documentation of Maker's ownership of the Biofarm Stock as collateral security for Maker's obligations hereunder. Such pledge and security interest shall continue until this Debenture is paid in full or satisfied according to its terms. Until an Event of Default occurs, Maker shall be entitled to exercise all of the rights and privileges attributable to the ownership of the Biofarm Stock.

         4.2 Blank Endorsement. Prior to or contemporaneously with the execution hereof, Maker shall cause the Biofarm Stock to be transferred to and endorsed in blank or have a duly executed stock power attached thereto. Such stock shall be held in escrow by Suisse Capital Complex, Inc. ("Escrow Agent"), pursuant to the terms of an Escrow Agreement (herein so called) of even date among Escrow Agent, Maker and Holder, the terms and conditions of which are herein incorporated by reference, all in order to perfect Holder's security interest therein; provided that Holder's interest therein shall be only that of a security interest until such time as an Event of Default has occurred hereunder. Holder shall have the continuing right to cause Escrow Agent to retain the Stock so long as any indebtedness evidenced by the Debenture remains outstanding. Escrow Agent shall also hold this Debenture pursuant to the terms of the Escrow Agreement.

         4.3 Redelivery of Stock. Holder covenants and agrees to reassign and deliver the Stock to Maker promptly upon conversion of the entire principal balance hereof to Maker's Common Stock.

         4.4 Legend. Upon the execution of this Debenture, the certificates of Biofarm Stock subject hereto shall be surrendered


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to Escrow Agent and endorsed as follows in addition to any other endorsements appearing thereon:

                  "The shares of stock represented by this Certificate are subject to, and are transferable only in compliance with, the terms of a Convertible, Secured, Non-Negotiable Debenture dated September ____ , 1998 by and between Global Spill Management, Inc., a Nevada corporation, as Maker, and Litchfield Continental, Ltd., a British Virgin Islands corporation, as Holder.


                                  ARTICLE FIVE

                                  MISCELLANEOUS

         5.1 No Acceleration. The principal amount due and owing hereon may not be accelerated in the event of a sale or merger of Maker.

         5.2  Voting Rights.  Holder shall have no voting rights hereunder.

         5.3 Notices. Any notice, communication, request, reply, or advice (hereinafter severally and collectively called "notice") in this Debenture provided or permitted to be given, made, or accepted by either party to the other must be in writing and shall be given or be served by telex, telecopy, facsimile, registered, certified or other form of mail requiring a return receipt, addressed to the party to be notified, postage prepaid, or by reputable overnight delivery service, or by delivering the same in person to such party and obtaining a receipt for such delivery. Notice deposited in the mail in the manner hereinabove described shall be deemed received on the earlier of the fifth day after day after deposit in the mail or upon receipt, whichever is earlier. Notice sent by reputable overnight courier shall be deemed received on the next day after sending. Notices given by hand delivery shall be deemed received when delivered. Notices may also be sent by facsimile transmission with electronic confirmation, and shall be deemed received on the date sent or the first business day thereafter, if sent after normal business hours or on a non-business day.

         For purposes of notice, the addresses and facsimile numbers of the parties shall, until notice of any change is provided, be as follows:

To Maker:                           c/o IDIICO


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                           174 1/2 E. 64th Street
                           New York, NY  10021
                           ATTENTION: Mr. Allan Esrine

                           Facsimile: (212) 832-3671

With required copy to:     Kenneth J. Fleisher, Esq.
                           Zarwin, Baum, DeVito,
                             Kaplan and O'Donnell, P.C.
                           1515 Market Street, Suite 1200
                           Philadelphia, PA 19102, U.S.A.

                           Facsimile: (215) 569-1606

To Holder:                 Second Floor
                           Salisbury House
                           Finsbury Circus
                           London, EC-2 ENGLAND

                           Facsimile: 011-44-171-588-8863
                           Attention: Mr. Keith D. Beekmeyer

With copy to:              Suisse Capital Complex, Inc.
                           8888 Keystone Crossing Plaza, Suite
                           1300 Indianapolis, IN 46240, U.S.A.

                           Facsimile: (317) 259-1468
                           Attention: Mr. Tim Cook

Notice sent only to counsel shall not constitute good notice under this Debenture.

         5.4 Severability. In case one or more of the provisions contained in this Debenture should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         5.5 Attorney's Fees. In the event a dispute arises under this Debenture which results in litigation or arbitration, the prevailing party shall receive from the non-prevailing party its costs, including reasonable attorney's fees. The prevailing party and the non-prevailing party shall be those respective parties determined as such by the court or forum of competent and final jurisdiction in its sole discretion. A court or forum of "final" jurisdiction shall be a court or forum from which no appeal may be taken or from whose decree, decision, judgment or order no appeal is take or prosecuted.


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         5.6 Choice of Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York.

         5.7. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Indianapolis, Indiana before three arbitrators in accordance with the then current rules of the American Arbitration Association and judgment upon the award rendered may be entered in the highest court of the forum, country or state, having jurisdiction.

         5.8 Facsimile. Facsimile signatures shall be deemed original signatures by all parties to this Debenture and any ancillary agreements.

         5.9 Non-Waiver. Neither any failure nor any delay on the part of Holder in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of Holder nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to Holder.

         5.10 Headings. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Debenture.

         5.11 Amendments. Amendments, waivers or modifications of this Debenture shall only be effective if made in writing signed by Maker and Holder.

         5.12 Non-Transferability. Neither this Debenture nor any interest therein may be sold, transferred, pledged, alienated, encumbered, disposed of, or conveyed, in whole or in part, by Holder.

         5.13 No Redemption. Redemption of this Debenture in whole or in part, whether for cash or other consideration, is prohibited, and any attempt to redeem shall be deemed void ab initio.

THIS DEBENTURE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCK PURCHASE AGREEMENT BETWEEN MAKER AND HOLDER DATED APRIL 1, 1998, AS AMENDED ON SEPTEMBER 4, 1998, WHICH STOCK PURCHASE AGREEMENT, AS AMENDED, IS INCORPORATED HEREIN BY REFERENCE.

         IN WITNESS WHEREOF, Maker has executed and delivered this Debenture this 4th day of September, 1998.


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                           GLOBAL SPILL MANAGEMENT, INC.


                           BY:  /s/ Allan Esrine             (SEAL)
                                ---------------------------
                                Its: Vice-President


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